Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-230538, 333- 223898, 333-216935, 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, 333-116867, 333-123753, 333-132957, 333-141797, 333-149790, 333-158394, 333-165536, 333-172967, 333-180212, and 333-181327) and Form S-3 (333-235471) of Marchex, Inc. of our reports dated March 13, 2020, relating to the consolidated financial statements of Marchex, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for leases) and the effectiveness of internal control over financial reporting of Marchex, Inc. as of December 31, 2019, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Moss Adams LLP

Seattle, Washington

March 13, 2020